November 2023

Preliminary Terms No. 86

Registration Statement Nos. 333-275587; 333-275587-01

Dated November 22, 2023

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Commodities

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

The Fixed Coupon Auto-Callable Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”), fully and unconditionally guaranteed by Morgan Stanley, and do not guarantee the repayment of any principal. The securities offer the opportunity for investors to earn a fixed monthly coupon at an annual rate of 13.40%. In addition, if the determination closing price of the underlying shares is greater than or equal to the redemption threshold level on any quarterly redemption determination date after the first year, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the related monthly coupon. However, if the securities are not automatically redeemed prior to maturity, the payment at maturity due on the securities will be, in addition to the final monthly coupon, either (i) if the final share price of the underlying shares is greater than or equal to the downside threshold level, the stated principal amount, or (ii) if the final share price of the underlying shares is less than the downside threshold level, an amount that reflects the full depreciation in the price of the underlying shares over the term of the securities. Under these circumstances, investors will be exposed to the decline in the underlying shares on a 1-to-1 basis and will receive a payment at maturity that is significantly less than the stated principal amount of the securities and that could be zero. Accordingly, investors could lose their entire initial investment in the securities. Investors will not participate in any appreciation of the underlying shares. The securities are for investors who are willing to risk their principal and forgo the opportunity to participate in any appreciation of the underlying shares in exchange for the opportunity to earn interest at a potentially above-market rate. The securities are unsecured obligations issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying shares:	United States Natural Gas Fund, LP
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	November 27, 2023
Original issue date:	November 30, 2023 (3 business days after the pricing date)
Maturity date:	December 2, 2026
Early redemption:

Following the 1-year initial non-call period, if, on any redemption determination date, beginning November 27, 2024, the determination closing price of the underlying shares is greater than or equal to the redemption threshold level, the securities will be automatically redeemed for an early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been redeemed.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the monthly coupon for the related monthly interest period.
Determination closing price:	The closing price of one share on any redemption determination date other than the final observation date multiplied by the adjustment factor on such redemption determination date.
Monthly coupon:	Unless the securities have been previously redeemed, a monthly coupon at an annual rate of 13.40% (corresponding to approximately $11.167 per month per security) is paid on each coupon payment date.
Redemption determination dates:

Beginning after one year, quarterly, on November 27, 2024, February 26, 2025, May 28, 2025, August 27, 2025, November 26, 2025, February 25, 2026, May 28, 2026 and August 28, 2026, subject to postponement for non-trading days and certain market disruption events.

Early redemption dates:

Beginning after one year, quarterly, on December 2, 2024, March 3, 2025, June 2, 2025, September 2, 2025, December 2, 2025, March 2, 2026, June 2, 2026 and September 2, 2026. If any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day.

Payment at maturity:	If the securities have not been redeemed prior to the maturity date, investors will receive a payment at maturity per stated principal amount determined as follows:
	●If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the monthly coupon for the final interest period
●If the final share price is less than the downside threshold level:

(i) the monthly coupon for the final interest period plus (ii) the product of (a) the stated principal amount and (b) the share performance factor

Under these circumstances, investors will lose a significant portion, and may lose all, of their principal.

Share performance factor:	The final share price divided by the initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Redemption threshold level:	$ , which is equal to 100% of the initial share price
Downside threshold level:	$ , which is equal to approximately 60% of the initial share price
Terms continued on the following page:
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $947.20 per security, or within $30.00 of that estimate. See “Investment Summary” on page 3.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$	$
Total	$	$	$

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)See “Use of proceeds and hedging” on page 23.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Auto-Callable Securities dated November 16, 2023  Prospectus dated November 16, 2023

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

Terms continued from previous page:
Initial share price:	$ , which is equal to the closing price of the underlying shares on the pricing date
Final share price:	The closing price of one underlying share on the final observation date multiplied by the adjustment factor on such date
Coupon payment dates:

Monthly, on the 2nd day of each month, beginning January 2, 2024; provided that if any such day is not a business day, that monthly coupon will be paid on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day. The monthly coupon with respect to the final observation date shall be paid on the maturity date.

Final observation date:	November 27, 2026, subject to postponement for non-trading days and certain market disruption events.
CUSIP:	61775MZZ2
ISIN:	US61775MZZ21
Listing:	The securities will not be listed on any securities exchange.

November 2023 Page 2

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

Investment Summary

Fixed Coupon Auto-Callable Securities

Principal at Risk Securities

The Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period, Based on the Performance of the United States Natural Gas Fund, LP, which we refer to as the securities, provide an opportunity for investors to earn a fixed monthly coupon at an annual rate of 13.40%. If the determination closing price of the underlying shares is greater than or equal to the redemption threshold level on any quarterly redemption determination date after the first year, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the related monthly coupon. However, if the securities are not automatically redeemed prior to maturity, the payment at maturity due on the securities will be, in addition to the final monthly coupon, either (i) if the final share price of the underlying shares is greater than or equal to the downside threshold level, the stated principal amount, or (ii) if the final share price of the underlying shares is less than the downside threshold level, an amount that reflects the full depreciation in the price of the underlying shares over the term of the securities. Under these circumstances, investors will be exposed to the decline in the underlying shares on a 1-to-1 basis and will receive a payment at maturity that is significantly less than the stated principal amount of the securities and that could be zero. Accordingly, investors could lose their entire initial investment in the securities. Investors will not participate in any appreciation of the underlying shares.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $947.20, or within $30.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying shares. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the monthly coupon rate, the redemption threshold level and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

November 2023 Page 3

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a fixed monthly coupon at an annual rate of 13.40%. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable monthly coupon, and the payment at maturity will vary depending on the final share price of the underlying shares, as follows:

Scenario 1

Following the 1-year initial non-call period, on any redemption determination date, the determination closing price is greater than or equal to the redemption threshold level.

￭The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the monthly coupon for the related monthly interest period. No further payments will be made on the securities once they have been redeemed.

￭Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final share price of the underlying shares is greater than or equal to the downside threshold level.

￭The payment due at maturity will be (i) the stated principal amount plus (ii) the monthly coupon for the final interest period.

￭Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final share price of the underlying shares is less than the downside threshold level.

￭The payment due at maturity will be (i) the monthly coupon for the final interest period date plus (ii) the product of (a) the stated principal amount and (b) the share performance factor.

￭Investors will lose a significant portion, and may lose all, of their principal in this scenario.

November 2023 Page 4

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Share Price:	$6.00
Hypothetical Downside Threshold Level:	$3.60, which is 60% of the hypothetical initial share price
Hypothetical Redemption Threshold Level:	$6.00, which is 100% of the hypothetical initial share price
Hypothetical Adjustment Factor:	1.0
Hypothetical Monthly Coupon:	13.40% per annum (corresponding to approximately $11.167 per month per security)[1]
Stated Principal Amount:	$1,000 per security

1 The actual monthly coupon will be an amount determined by the calculation agent based on the actual monthly coupon rate and the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical monthly coupon of $11.167 is used in these examples for ease of analysis.

How to determine whether the securities are redeemed early (after the 1-year initial non-call period):

In Example 1, the determination closing price of the underlying shares is greater than or equal to the hypothetical redemption threshold level of $6.00 on the first redemption determination date (after the 1-year initial non-call period).

	Example 1
Redemption Determination Date (after the 1-Year Initial Non-Call Period)	Hypothetical Determination Closing Price	Monthly Coupon	Early Redemption Amount*
#1 (November 2024)	$7.20	—*	$1,011.167

* The Early Redemption Amount includes the unpaid monthly coupon for the related monthly interest period.

￭In Example 1, the securities are automatically redeemed following the first redemption determination date (after the 1-year initial non-call period), as the determination closing price on the first redemption determination date is greater than the redemption threshold level. You receive the early redemption payment, calculated as follows:

stated principal amount + monthly coupon = $1,000 + $11.167 = $1,011.167

In this example, the early redemption feature limits the term of your investment to approximately 1 year, and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving monthly coupons. Further, although the underlying shares has appreciated by 20% from its initial share price as of the first redemption determination date (after the 1-year initial non-call period), you receive only $1,011.167 per security and do not benefit from such appreciation.

How to determine the payment at maturity:

In the following examples, the determination closing price of the underlying shares is less than the redemption threshold level on each redemption determination date prior to the final observation date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity. In each of examples 2, 3 and 4 below, investors receive, in addition to the payment at maturity, the monthly coupon of $11.167 throughout the term of the securities.

Examples 2, 3 and 4 illustrate the payment at maturity per security based on the final share price.

Example 2
Hypothetical Final Share Price	Payment at Maturity*
$6.90	$1,011.167

* The Payment at Maturity includes the unpaid monthly coupon for the final interest period.

November 2023 Page 5

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

Example 2—The securities are not redeemed prior to maturity, as the determination closing price is less than the redemption threshold level on each redemption determination date prior to the final observation date. The final share price has increased 15% above the initial share price to $6.90, and investors receive at maturity $1,011.167 per security, equal to the stated principal amount plus the final monthly coupon. Even though the underlying shares has increased significantly above the initial share price as of the final observation date, investors do not participate in any appreciation of the underlying shares.

Example 3
Hypothetical Final Share Price	Payment at Maturity*
$5.10	$1,011.167

* The Payment at Maturity includes the unpaid monthly coupon for the final interest period.

Example 3—The securities are not redeemed prior to maturity, as the determination closing price is less than the redemption threshold level on each redemption determination date prior to the final observation date. The final share price has decreased 15% below the initial share price to $5.10. However, because the final share price of the underlying shares is not less than the downside threshold level, investors receive at maturity $1,011.167 per security, equal to the stated principal amount plus the final monthly coupon.

Example 4
Hypothetical Final Share Price	Payment at Maturity*
$2.40	$411.167

* The Payment at Maturity includes the unpaid monthly coupon for the final interest period.

Example 4— The securities are not redeemed prior to maturity, as the determination closing price is less than the redemption threshold level on each redemption determination date prior to the final observation date. The final share price has decreased 60% below the initial share price to $2.40. Because the final share price of the underlying shares is less than the downside threshold level, investors will receive, in addition to the final monthly coupon, an amount that reflects the full depreciation in the price of the underlying shares over the term of the securities. The payment at maturity is significantly less than the stated principal amount and is calculated as follows:

Payment at maturity = final monthly coupon + (stated principal amount × share performance factor) = $11.167 + ($1,000 × 0.4) = $411.167

If the final share price of the underlying shares is less than the downside threshold level, you will be fully exposed to the depreciation in the price of the underlying shares at maturity, and your payment at maturity (aside from the final monthly coupon) will be significantly less than the stated principal amount and could be zero.

November 2023 Page 6

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying shares at maturity, as compared to the initial share price, on a 1-to-1 basis and you will receive a payment at maturity that is less than 60% of the stated principal amount and could be zero. There is no minimum payment at maturity, and you could lose your entire investment in the securities.

￭Investors will not participate in any appreciation in the price of the underlying shares. Investors will not participate in any appreciation in the price of the underlying shares from the initial share price, and the return on the securities will be limited to the monthly coupon that is paid for each monthly interest period until maturity or an early redemption.

￭The automatic early redemption feature may limit the term of your investment to approximately one year. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the securities may be limited to as short as approximately one year by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more monthly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed in the first year of the term of the securities.

￭The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the trading price of the underlying shares on any day, including in relation to the downside threshold level, will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underlying shares,

ointerest and yield rates in the market,

otime remaining until the securities mature,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares and which may affect the final share price of the underlying shares,

othe occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “United States Natural Gas Fund, LP Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities on each coupon payment date, upon automatic redemption or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities

November 2023 Page 7

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Investing in the securities is not equivalent to investing in the underlying shares. Investors in the securities will not participate in any appreciation in the underlying shares, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares. Similarly, an investment in the securities does not constitute an investment in commodity futures contracts, options on futures contracts or a collective investment vehicle that trades in these futures contracts.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

November 2023 Page 8

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers will carry out hedging activities related to the securities (and to other instruments linked to the underlying shares), including trading in the underlying shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final observation date approaches. Some of our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the initial share price, and, as a result, could increase (i) the price at or above which the underlying shares must close on any redemption determination date after the first year so that the securities are redeemed prior to maturity for the early redemption payment, and (ii) the downside threshold level, which, if the securities are not redeemed prior to maturity, is the price at or above which the underlying shares must close on the final observation date in order for you to avoid being exposed to the negative price performance of the underlying shares at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying shares on the redemption determination dates and the final observation date, and, accordingly, whether the securities are automatically called prior to maturity, and, if the securities are not called prior to maturity, the payout to you at maturity, if any.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial share price, the redemption threshold level, the downside threshold level and the final share price, whether the securities will be redeemed following any redemption determination date, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive upon an automatic early redemption or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of market disruption events and certain adjustments to the adjustment factor or calculation of a determination closing price in the event of a market disruption event. These potentially subjective determinations may affect the payout to you upon an automatic early redemption or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Information―Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a unit consisting of (i) a Put Right (as defined below under “Additional Information―Tax considerations”) written by you to us that, if exercised, requires you to pay to us an amount equal to the Deposit (as defined below under “Additional Information―Tax considerations”), in exchange for a cash amount based on the performance of the underlying shares, and (ii) a Deposit with us of a fixed amount of cash to secure your obligation under the Put Right. Alternative U.S. federal income tax treatments of the securities are possible, and if the Internal Revenue Service (the “IRS”) were successful in asserting such an alternative tax treatment for the securities the timing and the character of income on the securities might differ significantly from the tax treatment described herein. For example, the IRS could seek to treat the securities as debt instruments subject to Treasury regulations governing

November 2023 Page 9

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

contingent payment debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss (including whether the entire coupon on the securities should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding and to the discussion under “Additional Information―Tax considerations—FATCA”). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the IRS notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Shares

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that can affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities and your return on the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the value of the securities.

￭The performance of the underlying shares may not fully replicate the performance of the price of natural gas. United States Commodity Funds, LLC (USCF), the general partner of the United States Natural Gas Fund, LP, is responsible for investing the assets of the United States Natural Gas Fund, LP in accordance with the objectives and policies of the United States Natural Gas Fund, LP. The assets of the United States Natural Gas Fund, LP consist primarily of investments in futures contracts for natural gas that are traded on the New York Mercantile Exchange, ICE Futures or other U.S. and foreign exchanges (collectively, “natural gas futures contracts”) and, to a lesser extent, other types of natural gas-related investments connected to crude oil, gasoline and other petroleum-based fuels (collectively, “other natural gas interests” and together with natural gas futures contracts, “natural gas interests”). The United States Natural Gas Fund, LP seeks to achieve its investment objective by investing in natural gas interests such that changes in the net asset value of the United States Natural Gas Fund, LP will closely track the changes in the price of a specified natural gas futures contract (the “benchmark natural gas futures contract”). USCF believes that the benchmark natural gas futures contract has historically exhibited a close correlation with the spot price of natural gas. There is no assurance that USCF will successfully implement its investment strategy and there is a risk that changes in the price of the underlying shares will not closely track changes in the spot price of natural gas. This could happen if the price of the underlying shares does not correlate closely with the United States Natural Gas Fund, LP’s net asset value, the changes in the United States Natural Gas Fund, LP’s net asset value do not closely correlate with changes in the price of the benchmark natural gas futures contract or the changes in the price of the benchmark natural gas futures contract do not closely correlate with changes in the cash or spot price of natural gas oil.

November 2023 Page 10

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

￭There are risks associated with investing in securities with concentration in energy commodities. Market prices of the commodities and commodity futures contracts comprising the United States Natural Gas Fund, LP tend to be highly volatile. Commodity market prices are not related to the value of a future income or earnings stream, as tends to be the case with equity investments, but are subject to rapid fluctuations based on numerous factors, including:

ochanges in supply and demand relationships;

ogovernmental programs and policies;

onational and international monetary, trade, political and economic events;

ochanges in interest and exchange rates;

ospeculation and trading activities in commodities and related contracts;

odrought, floods and weather; and

oagricultural, trade, fiscal and exchange control policies, embargoes and tariffs.

The prices of exchange-traded futures contracts related to natural gas are subject to the risks and hazards inherent in the natural gas industry, which can cause prices to widely fluctuate. The cost of drilling, completing and operating wells for natural gas is uncertain, and a number of factors can delay or prevent drilling operations or production. In the event of sudden disruptions in the supplies of energy commodities, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of energy commodities futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing energy commodities, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

Natural gas supply levels can be affected by factors that reduce available supplies, such as natural disasters, disruptions in competitors’ operations or unexpected unavailability of distribution channels that may disrupt supplies. Technological change can also alter the relative costs for companies in the natural gas industry to find, produce and transport natural gas, which in turn may affect the supply of and demand for natural gas.

Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of energy commodities. Demand for energy commodities is generally linked to economic activity and will tend to reflect general economic conditions. Additionally, demand for energy commodities may be reduced as a result of increases in energy efficiency, substitution and energy conservation.

These factors may have a larger impact on commodity prices and commodity linked instruments than on traditional equity securities. These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. These and other factors may affect the price of the underlying shares, and thus the value of the securities, in unpredictable or unanticipated ways.

￭The United States Natural Gas Fund, LP may be more volatile and more susceptible to price fluctuations than an index or fund that provides broad commodity exposure. The United States Natural Gas Fund, LP primarily invests in contracts only on natural gas, in contrast to an index or fund that comprises contracts on natural gas and non-natural gas commodities. As a result, price volatility in the contracts held by the United States Natural Gas Fund, LP will likely have a greater impact on the United States Natural Gas Fund, LP than it would on an index or fund with broad commodity exposure. Furthermore, because the United States Natural Gas Fund, LP excludes many market sectors composing the broader commodity markets, the United States Natural Gas Fund, LP is less representative of the economy and commodity markets as a whole and is therefore potentially more volatile than, and not a benchmark for, commodity market performance generally.

￭Legal and regulatory changes could adversely affect the return on and value of the securities. Futures contracts and options on futures contracts, including those related to energy commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.

November 2023 Page 11

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

November 2023 Page 12

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

United States Natural Gas Fund, LP Overview

The United States Natural Gas Fund, LP is a Delaware limited partnership organized in 2006. The United States Natural Gas Fund, LP is a commodity pool that issues limited partnership interests, or units, which are traded on the NYSE Arca, Inc. The net assets of the United States Natural Gas Fund, LP consist primarily of investments in futures contracts for natural gas. Its investment objective is to have the changes in percentage terms of the units’ net asset value reflect the changes in percentage terms of the price of natural gas, as measured by the daily changes in the price of the futures contract on natural gas as traded on the New York Mercantile Exchange. The underlying shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by the United States Natural Gas Fund, LP pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-33096 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding the United States Natural Gas Fund, LP may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the United States Natural Gas Fund, LP is accurate or complete.

Information as of market close on November 21, 2023:

Bloomberg Ticker Symbol:	UNG UP
Current Share Price:	$5.89
52 Weeks Ago:	$21.79
52 Week High (on 11/23/2022):	$23.51
52 Week Low (on 11/21/2023):	$5.89

The following table sets forth the published high and low closing prices of, as well as the end-of-quarter closing prices, the underlying shares for each quarter for the period from January 1, 2018 through November 21, 2023. The closing price of the underlying shares on November 21, 2023 was $5.89. The associated graph shows the closing prices of the underlying shares for each quarter in the same period. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The underlying shares have at times experienced periods of high volatility, and you should not take the historical closing prices of the underlying shares as an indication of future performance, including on the redemption determination dates or the final observation date.

November 2023 Page 13

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

United States Natural Gas Fund, LP	High ($)	Low ($)	Period End ($)
2018
First Quarter	26.84	21.67	22.55
Second Quarter	24.52	21.94	23.70
Third Quarter	25.24	22.09	24.83
Fourth Quarter	39.32	24.71	24.71
2019
First Quarter	29.75	22.95	23.48
Second Quarter	23.85	18.69	19.89
Third Quarter	23.27	18.10	19.93
Fourth Quarter	22.69	16.86	16.86
2020
First Quarter	17.04	12.53	12.55
Second Quarter	14.49	8.99	10.26
Third Quarter	14.48	9.61	11.41
Fourth Quarter	12.76	8.48	9.20
2021
First Quarter	11.30	9.01	9.58
Second Quarter	13.08	9.06	13.08
Third Quarter	20.31	12.54	20.16
Fourth Quarter	21.78	11.92	12.49
2022
First Quarter	19.72	12.44	19.72
Second Quarter	31.73	19.01	19.01
Third Quarter	33.79	18.66	23.38
Fourth Quarter	23.94	14.10	14.10
2023
First Quarter	13.23	6.68	6.94
Second Quarter	7.70	5.94	7.42
Third Quarter	7.97	6.48	6.83
Fourth Quarter (through November 21, 2023)	7.90	5.89	5.89

November 2023 Page 14

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

United States Natural Gas Fund, LP – Daily Closing Prices January 1, 2018 to November 21, 2023

* The red solid line indicates the downside threshold level, which is 60% of the initial share price.

November 2023 Page 15

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Day count convention:	Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Interest period:	Monthly
Record date:

The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any monthly coupon payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Underlying shares:

Other than as set forth below, the underlying shares will be treated as an exchange-traded fund in accordance with the applicable provisions for exchange-traded funds contained in the accompanying product supplement.

Postponement of early redemption dates and maturity date:

If any redemption determination date or the final observation date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant early redemption date or the maturity date, as applicable, the early redemption date or the maturity date, as applicable, will be postponed to the second business day following that redemption determination date or final observation date as postponed, and no adjustment will be made to any payment made on that postponed date.

Market disruption event:

With respect to the underlying shares, market disruption event means:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of the underlying shares on the primary market for the underlying shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the underlying shares as a result of which the reported trading prices for the underlying shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to the underlying shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, or

(b) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in options contracts related to the underlying shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case, as determined by the calculation agent in its sole discretion; and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a market disruption event, (3) a suspension of trading in options contracts on the underlying shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to the underlying shares and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which options contracts related to the underlying shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances. Upon any permanent discontinuance of trading in the underlying shares, see “––Discontinuance of the underlying shares” below.

Discontinuance of the underlying shares:

Notwithstanding what is provided in the accompanying product supplement, if the underlying shares are liquidated or otherwise terminated (a “Liquidation Event”), the closing price of the underlying shares on a redemption determination date or final observation date will be determined by the calculation agent based on the closing price (or, if trading in the relevant futures contracts has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) of each futures contract most recently composing the underlying shares prior to the occurrence of the Liquidation Event.

Listing:	The securities will not be listed on any securities exchange.

November 2023 Page 16

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notices to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the final observation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the final observation date as postponed.

In the event that the securities are subject to early redemption, the issuer shall, (i) on the business day following the applicable redemption determination date, give notice of the early redemption and the early redemption payment, including specifying the payment date of the amount due upon the early redemption, (x) to each registered holder of the securities by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid, and (ii) on or prior to the early redemption date, deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the issuer or, at the issuer’s request, by the trustee in the name and at the expense of the issuer, with any such request to be accompanied by a copy of the notice to be given.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered as monthly coupon with respect to each security on or prior to 10:30 a.m. (New York City time) on the business day preceding each coupon payment date, and (ii) deliver the aggregate cash amount due with respect to the monthly coupon to the trustee for delivery to the depositary, as holder of the securities, on the applicable coupon payment date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

November 2023 Page 17

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•certain financial institutions;

•insurance companies;

•dealers and certain traders in securities or commodities;

•investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•regulated investment companies;

•real estate investment trusts; or

•tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security, under current law, for U.S. federal income tax purposes, as a unit consisting of the following:

(i)  a put right (the “Put Right”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based on the performance of the underlying shares; and

(ii)  a deposit with us of a fixed amount of cash, equal to the issue price, to secure your obligation under the Put Right (the “Deposit”) that pays interest based on our cost

November 2023 Page 18

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

of borrowing at the time of issuance (the “Yield on the Deposit”).

Based on the treatment set forth above, a portion of the coupon on the securities will be treated as the Yield on the Deposit, and the remainder will be attributable to the premium on the Put Right (the “Put Premium”). The Yield on the Deposit will be determined by us as of the pricing date and set forth in the applicable pricing supplement.

We will allocate 100% of the issue price of the securities to the Deposit and none to the Put Right. Our allocation of the issue price between the Put Right and the Deposit will be binding on you, unless you timely and explicitly disclose to the Internal Revenue Service (the “IRS”) that your allocation is different from ours. This allocation is not, however, binding on the IRS or a court.

No statutory, judicial or administrative authority directly addresses the treatment of the securities or instruments similar to the securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the securities. Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the tax treatment described herein. In the opinion of our counsel, Davis Polk & Wardwell LLP, the treatment of the securities described above is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•a citizen or individual resident of the United States;

•a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities and allocation of the issue price as set forth above are respected, the following U.S. federal income tax consequences should result.

Coupon Payments on the Securities. Under the characterization described above under “—General,” only a portion of the coupon payments on the securities will be attributable to the Yield on the Deposit. The remainder of the coupon payments will represent payments attributable to the Put Premium. To the extent attributable to the Yield on the Deposit, coupon payments on the securities should generally be taxable to a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

The Put Premium will not be taxable to a U.S. Holder upon receipt but will be accounted for as described below.

Tax Basis. Based on our determination set forth above, the U.S. Holder’s initial tax basis in the Deposit will be 100% of the issue price. The determination of gain or loss with respect to the Put Right is described below.

Receipt of Stated Principal Amount in Cash upon Settlement of the Securities. If a U.S. Holder receives the stated principal amount of a security in cash (excluding cash attributable to coupon payments on the security, which would be taxed as described above under “—Coupon Payments on the Securities”), the Put Right will be deemed to have expired unexercised. In such case, the U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Put Premium received by the U.S. Holder over the term of the securities (including Put Premium received upon settlement) as short-term capital gain at such time.

Receipt of a Cash Amount Based on the Performance of the Underlying Shares upon Maturity of the Securities. If a U.S. Holder receives an amount of cash (excluding cash attributable to coupon payments on the securities, which would be taxed as described above under “—Coupon Payments on the Securities”) that is less than the stated principal amount of the

November 2023 Page 19

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due December 2, 2026, With 1-Year Initial Non-Call Period

Based on the Performance of the United States Natural Gas Fund, LP

Principal at Risk Securities

securities, the Put Right will be deemed to have been exercised and the U.S. Holder will be deemed to have applied the Deposit toward the cash settlement of the Put Right. In such case, the U.S. Holder will not recognize any gain or loss in respect of the Deposit, but will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received by the U.S. Holder at maturity (excluding cash attributable to coupon payments on the securities), plus the total Put Premium received by the U.S. Holder over the term of the securities (including the Put Premium received at maturity) and (ii) the Deposit.

Sale or Exchange of the Securities Prior to Settlement. Upon the sale or exchange of a security, a U.S. Holder will generally recognize long-term capital gain or loss with respect to the Deposit if the U.S. Holder has held the securities for more than one year at the time of such sale or exchange and short-term capital gain or loss otherwise. The U.S. Holder will also generally recognize capital gain or loss with respect to the Put Right. For the purpose of determining such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange of a security (excluding any amount attributable to accrued but unpaid Yield on the Deposit, which would be taxed as described under “—Coupon Payments on the Securities”) between the Deposit and the Put Right based on their respective values on the date of such sale or exchange. The amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit. The amount realized that is attributable to the Put Right, together with the total Put Premium received by the U.S. Holder over the term of the security, will be treated as capital gain.

If the value of the Deposit on the date of such sale or exchange exceeds the total amount realized on the sale or exchange of the security, the U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment (the “Put Right Assumption Payment”) to the purchaser of the security equal to the amount of such excess, in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Right. In such a case, the U.S. Holder will recognize capital gain or loss in respect of the Put Right in an amount equal to the total Put Premium received by the U.S. Holder over the term of the security, less the amount of the Put Right Assumption Payment deemed to be made by the U.S. Holder.

Because the underlying issuer is treated as a partnership, it is not entirely clear whether gain or loss with respect to the Put Right should be treated as short-term capital gain or as long-term capital gain or loss in the event that you hold the securities for more than one year. You should consult your tax adviser regarding this issue.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to treat a security or the Deposit as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities or to the Deposit, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue interest income as original issue discount, subject to adjustments, at a “comparable yield” based on our cost of borrowing. Furthermore, if the securities or Deposit were treated as contingent payment debt instruments, any gain realized with respect to the securities or the Deposit would generally be treated as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Even if the Contingent Debt Regulations do not apply to the securities, other alternative U.S. federal income tax characterizations or treatments of the securities are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the securities. It is possible, for example, that a security could be treated as constituting an “open transaction” with the result that the coupon payments on the securities might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or settlement of the securities. Alternatively, the entire coupon on the securities could be required to be included in income by a U.S. Holder at the time received or accrued. Other alternative characterizations are also possible. Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance

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promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the securities is the character and timing of income or loss realized with respect to these instruments (including whether the Put Premium might be required to be included currently as ordinary income). Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•an individual who is classified as a nonresident alien;

•a foreign corporation; or

•a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•certain former citizens or residents of the United States; or

•a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

General

Assuming the treatment of the securities as set forth above is respected and subject to the discussions below regarding the potential application of Section 871(m) of the Code and FATCA, payments with respect to a security, and gain realized on the sale, exchange or other disposition of such security, should not be subject to U.S. federal income or withholding tax under current law, provided that:

•the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Alternative Tax Treatments of an Investment in the Securities

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax

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Treatments of an Investment in the Securities,” the IRS may seek to apply a different characterization and tax treatment from the treatment described herein. While the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of a security under current law should generally be the same as those described immediately above, it is possible that a Non-U.S. Holder could be subject to withholding tax under certain recharacterizations of the securities.

Moreover, among the issues addressed in the IRS notice described in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice discussed above. Prospective investors should note that we currently do not intend to withhold on any of the payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we (or any financial intermediary) may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described under “—General—Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

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FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as interest or other FDAP income). While the treatment of the securities is unclear, you should assume that the yield on the Deposit will be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat the entire amount of the coupon payments as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying shares, in futures and/or options contracts on the underlying shares, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial share price, and, as a result, could increase (i) the price at or above which the underlying shares must close on any redemption determination date after the first year so that the securities are redeemed prior to maturity for the early redemption payment, and (ii) the downside threshold level, which, if the securities are not redeemed prior to maturity, is the price at or above which the underlying shares must close on the final observation date in order for you to avoid being exposed to the negative price performance of the underlying shares at maturity. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the redemption determination dates and the final observation date, by purchasing and selling the underlying shares, options contracts relating to the underlying shares or any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final observation date approaches. We cannot give any assurance that our hedging activities will not affect the price of the underlying shares, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the monthly coupon rate, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a

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FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for auto-callable securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL or any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the product supplement for auto-callable securities if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated November 16, 2023

Prospectus dated November 16, 2023

Terms used but not defined in this document are defined in the product supplement for auto-callable securities or in the prospectus.

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